Exhibit 99.1

AMC NETWORKS INC. REPORTS

FIRST QUARTER 2012 RESULTS

First Quarter 2012 Highlights:

•	Net revenues increased 19.5% to $326 million

•	Operating income increased 37.3% to $97 million

•	AOCF[1] increased 26.2% to $126 million

New York, NY – May 10, 2012: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2012.

President and Chief Executive Officer Josh Sapan said: “2012 got off to a strong start for AMC Networks, with double digit increases in net revenues, AOCF and operating income. Continued viewer enthusiasm for our programming resulted in ratings gains for our national networks, most notably AMC’s The Walking Dead, which ended its second season with nine million total viewers, an increase of 50% over last season’s finale. The series reigns as the highest-rated scripted drama in basic cable history in advertiser’s key demos. The fifth season of AMC’s Mad Men currently ranks as the most watched season ever of the series, outperforming the prior season by double-digits. These successes underscore the strength of our original programming strategy, which continues to drive audience and advertiser demand for our networks.”

First quarter net revenues increased $53 million, or 19.5%, to $326 million over the first quarter of 2011, led by 20.8% growth at National Networks and a 3.8% increase in International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $126 million, an increase of 26.2% or $26 million versus the prior year period. The AOCF increase resulted from 25.4% growth at National Networks partially offset by a $1 million decline in AOCF at International and Other. Operating income was $97 million, an increase of 37.3% or $26 million versus the prior year period. The operating income increase resulted from 33.4% growth at National Networks partially offset by a $1 million increase in the operating loss at International and Other.

First quarter net income from continuing operations was $43 million ($0.60 per diluted share), compared with $30 million ($0.43 per diluted share) in the first quarter of 2011. The increase resulted from the growth in operating income partially offset by an increase in interest expense.

Net cash provided by operating activities was $77 million for the three months ended March 31, 2012, an increase of $29 million from the prior year period. The increase was the result of the improved operating performance and a reduction in working capital and income tax payments partially offset by an increase in cash interest payments. Free Cash Flow1 for the three months ended March 31, 2012 was $74 million, an increase of $27 million from the prior year period. The results reflect the increase in net cash provided by operating activities partially offset by an increase in capital expenditures over the prior year period.

1.	See definition of Adjusted Operating Cash Flow (“AOCF”) and Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Segment Results

	Three Months Ended March 31,
(dollars in thousands)	2012	2011	Change
Net revenues:
National Networks	$304,223	$251,845	20.8%
International and Other	26,346	25,381	3.8%
Inter-segment eliminations	(4,330)	(4,323)	(0.2%)

Total net revenues	$326,239	$272,903	19.5%

AOCF:
National Networks	$133,372	$106,356	25.4%
International and Other	(8,207)	(7,104)	(15.5%)
Inter-segment eliminations	505	296	70.6%

Total AOCF	$125,670	$99,548	26.2%

National Networks

National Networks consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.

National Networks revenues for the first quarter 2012 increased 20.8% to $304 million, AOCF rose 25.4% to $133 million, and operating income grew 33.4% to $109 million, all compared to the prior year period.

Growth in revenues was primarily led by a 29.7% increase in advertising revenues. The increase in advertising revenues was led by AMC. Affiliate and other revenues increased 15.0%. The growth in affiliate and other revenues was primarily attributable to increases in affiliate fees as well as an increase in other revenues due to increased international distribution revenues.

First quarter AOCF increased 25.4% to $133 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses partially offset by a decrease in corporate expenses compared to the prior year period. The operating income increase reflected the growth in AOCF.

International and Other

International and Other primarily consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; and VOOM HD.

International and Other revenues for the first quarter of 2012 increased 3.8% to $26 million, AOCF declined $1 million to a deficit of $8 million, and operating loss increased $1 million to $13 million, all compared to the prior year period.

Growth in first quarter revenues reflected an increase in revenues at IFC Films and an increase in affiliate fee revenues related to the Company’s international operations partially offset by a decline at Broadcasting & Technology.

First quarter AOCF reflected the increase in revenues and a reduction in litigation expenses related to VOOM HD offset by an increase in operating expenses related to the Company’s international operations. Operating loss results reflected the AOCF performance.

Other Matters

As noted in the press release issued by the Company on May 4, 2012 and disclosed in our Form 10-Q for the quarterly period ended March 31, 2012 filed today with the Securities and Exchange Commission, Dish Network, LLC has notified AMC Networks of its intention to terminate carriage of Sundance Channel effective May 20, 2012 and AMC, WE tv and IFC effective July 1, 2012. We believe that Dish Network’s notification of termination of carriage of our national networks is directly related to the ongoing litigation between DISH Network and VOOM HD. The financial impact on us will depend on several factors, including the length of time our networks are not carried on DISH Network’s platform, and may be material to our financial results.

As previously disclosed, the Company voluntarily prepaid $50 million of the outstanding balance of the Term A Credit Facility on March 8, 2012.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted share units and stock options, the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its first quarter 2012 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 70929425.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology, the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts
Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
szaslow@amcnetworks.com	gjuvelis@amcnetworks.com

AMC NETWORKS INC.

CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended March 31, 2012 and 2011

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues, net	$326,239	$272,903

Operating expenses:
Technical and operating (excluding depreciation and amortization)	104,930	90,411
Selling, general and administrative	99,222	86,921
Restructuring credit	(3)	(34)
Depreciation and amortization	25,051	24,926

	229,200	202,224

Operating income	97,039	70,679

Other income (expense):
Interest expense	(29,797)	(18,350)
Interest income	105	457
Write-off of deferred financing costs	(312)	—
Miscellaneous, net	12	72

	(29,992)	(17,821)

Income from continuing operations before income taxes	67,047	52,858
Income tax expense	(23,970)	(23,136)

Income from continuing operations	43,077	29,722
Income from discontinued operations, net of income taxes	104	96

Net income	$43,181	$29,818

Basic net income per share:
Income from continuing operations	$0.62	$0.43
Income from discontinued operations	$—	$—
Net income	$0.62	$0.43
Diluted net income per share:
Income from continuing operations	$0.60	$0.43
Income from discontinued operations	$—	$—
Net income	$0.60	$0.43
Weighted average common shares:
Basic weighted average common shares	69,871	69,161
Diluted weighted average common shares	72,130	69,161

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31, 2012
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$133,372	$(21,305)	$(2,849)	$—	$109,218
International and Other	(8,207)	(3,746)	(734)	3	(12,684)
Inter-segment eliminations	505	—	—	—	505

Total	$125,670	$(25,051)	$(3,583)	$3	$97,039

	Three Months Ended March 31, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$106,356	$(21,311)	$(3,150)	$—	$81,895
International and Other	(7,104)	(3,615)	(827)	34	(11,512)
Inter-segment eliminations	296	—	—	—	296

Total	$99,548	$(24,926)	$(3,977)	$34	$70,679

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
National Networks Subscribers
AMC (a)	96,400	96,300	96,800
WE tv (a)	76,500	76,100	77,000
IFC (a)	66,100	65,300	62,200
Sundance Channel (b)	42,400	42,100	40,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.
(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

March 31, 2012
Capitalization
Cash and cash equivalents	$224,182
Credit facility debt (a)	$1,570,538
Senior notes (a)	700,000

Total debt	$2,270,538

Net debt	$2,046,356

Capital leases	16,860

Net debt and capital leases	$2,063,216

LTM AOCF (b)	$467,835
Leverage ratio (c)	4.4 x

(a)	Represents the aggregate principal amount of the debt.
(b)	Represents reported AOCF for the trailing twelve months.
(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company’s credit facilities.

	Three Months Ended March 31,
	2012	2011
Free Cash Flow
Net cash provided by operating activities	$76,963	$48,436
Less: capital expenditures	(2,838)	(1,599)

Free cash flow	$74,125	$46,837